EXHIBIT 3

                            CERTIFICATE OF AMENDMENT
                                       OF
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                               PHARMOS CORPORATION
                              A Nevada Corporation

The undersigned hereby certify as follows:

      1. That they are the President and Secretary of Pharmos Corporation, a Nevada Corporation (the "Corporation");

      2. That the original Articles of Incorporation of the Corporation were filed in the Office of the Secretary of State of the State of Nevada on the 20th day of December, 1982;

      3. That the Restated Articles of Incorporation of the Corporation were filed in the Office of the Secretary of State of the State of Nevada on the 29th day of October, 1992;

      4. That capital has been paid to the Corporation, and stock of the Corporation has been issued;

      5. That at a meeting of the Corporation's Board of Directors (the "Board") held on March 5, 2002, the Board unanimously consented to and approved an amendment (the "Amendment") to the first paragraph of Article FOURTH of the Corporation's Restated Articles of Incorporation to increase the Corporation's authorized capital stock to one hundred ten million (110,000,000) shares of Common Stock.

      6. That at a meeting of the Corporation's stockholders held on July 11, 2002, the Corporation's stockholders voted for the Amendment, and that, therefore, the first paragraph of Article FOURTH of the Corporation's Restated Articles of Incorporation is amended to read as follows:

            "The total number of shares of stock which the corporation shall have authority to issue is one hundred eleven million two hundred fifty thousand (111,250,000), of which stock one hundred ten million (110,000,000) shares of the par value of three cents ($0.03) each, amounting in the aggregate to Three Million Three Hundred Thousand Dollars ($3,300,000), shall be Common Stock, and of which one million two hundred fifty thousand (1,250,000) shares of the par value of three cents ($0.03) each, amounting in the aggregate to Thirty-Seven Thousand Five Hundred Dollars ($37,500), shall be Preferred Stock."


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      IN WITNESS WHEREOF, the undersigned have executed this Certificate of
Amendment of Restated Articles of Incorporation on this 12th day of July, 2002.


                                                           /s/ GAD RIESENFELD
                                                           Gad Riesenfeld
                                                           President


                                                           /s/ ROBERT W. COOK
                                                           ------------------
                                                           Robert W. Cook
                                                           Secretary


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